Exhibit 10.13

HUBSPOT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of HubSpot, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of the Board of Directors, to be paid quarterly in advance.

Annual Retainer for Lead Independent Director: $20,000 to be paid quarterly, in advance.

Additional Retainers for Committee Membership to be paid quarterly, in advance:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$ 7,500
Nominating and ESG Committee Chairperson:	$ 8,500
Nominating and ESG Committee member:	$ 4,000

Note: Chairperson retainers are in addition to member retainers. No equity retainers shall be paid as compensation for committee membership.

Directors shall be entitled to retain any retainer fees paid in advance with respect to the quarter in which he or she ceases to be a director or ceases to serve on a committee, as committee chair or as Lead Independent Director.

Equity Retainers

Annual equity grants: Each non-employee member of the Board will receive an annual equity grant (the “Annual Grant”) following the annual meeting of stockholders of $200,000 of equity awards in the form of stock options and/or restricted stock units, as determined by the Compensation Committee of the Board. The Annual Grant will vest in equal quarterly installments over a one-year period from the grant date, with the final installment vesting upon the first anniversary of such grant date (or, if earlier, immediately prior to the annual meeting of stockholders that is closest to the one year anniversary), provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The number of shares issued in connection with the Annual Grant shall be based on the 30 trading day trailing average NYSE stock price as of market close on the date of grant and in the case of options, shall be based on the 30 trading day trailing average fair value (Black-Scholes value) as of the date of grant. Newly elected non-employee directors will receive a pro-rated equity grant in connection with their appointment or election to the Board.

Acceleration of Equity Awards: All unvested equity awards held by non-employee directors will accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or twelve months following a Sale Event (as defined in the Company’s 2014 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Effective Date: January 1, 2022

Adopted: January 26, 2022